Exhibit 10.2

December 23, 2008

Mr. Robert A. Eberle

7 Rockrimmon Road

North Hampton, NH 03862

Dear Rob:

Reference is made to your Amended and Restated Employment Agreement with Bottomline Technologies (de), Inc. (the “Company”) dated as of November 21, 2002 (the “Agreement”) and amended as of September 30, 2005 and November 16, 2006 (the “Amendments” or, respectively, the “2005 Amendment” and the “2006 Amendment”).  In all respects, the Agreement and the Amendments shall remain in full force and effect, provided, however, that:

1.
It is agreed that Section 3.1 of the Agreement is hereby amended to include the following sentence at the end of the paragraph: “Bonuses will under normal circumstances be paid within 90 days of the end of the quarter in which they are earned provided however that bonuses earned in the first or second quarters of the Company’s fiscal year will be paid no later than September 15th of the calendar year following the calendar year in which the bonuses were earned, and bonuses earned in the third and fourth quarters of the Company’s fiscal year will be paid no later than March 15th of the calendar year following the calendar year in which the bonuses were earned”

2.	It is further agreed that Section 5.4 is hereby amended and restated in its entirety to read as follows:

“At the election of the Employee, as a result of an Involuntary Termination.  For the purposes of this Agreement, “Involuntary Termination” shall mean:

(i)           a material diminution in the Employee's authority, duties or responsibilities;

(ii)           a material reduction in the Employee’s base compensation (as increased from time to time), other than in connection with a Company-wide reduction in salaries;

(iii)           a material diminution in the authority, duties, or responsibilities of the board of directors to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the board of directors;

(iv)           a material diminution in the budget over which the Employee retains authority;

(v)           the imposition of a requirement by the Company, any person in control of the Company or any successor to the Company, that the location at which the Employee performs his principal duties for the Company or any successor to the Company be changed to a new location outside the radius of 50 miles from the then current location; or

(vi)           any breach by the Company of any material provision of this Agreement;

provided, however, that no such event or condition shall constitute an Involuntary Termination unless (x) the Employee gives the Company a written notice of termination no more than 90 days after the initial existence of such condition; (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice; and (z) the Employee’s termination of employment occurs within two years following the Company’s receipt of such notice.

The right of the Employee to terminate his employment as a result of an Involuntary Termination shall not be affected by the Employee’s disability, or the fact that the Employee at such time may have an offer of employment from another employer or any other reason for terminating his employment with the Company.”

3.
It is further agreed that Section 6.1 is hereby amended to include the following sentence at the end of the paragraph: “Such payment shall be paid to the Employee in a lump sum within ten (10) business days following the date of termination.”

4.
It is further agreed that Section 6.2 is hereby amended to include the following sentence at the end of the paragraph: “Such payment shall be paid to the estate of the Employee or to the Employee, as the case may be, in a lump sum within ten (10) business days following the date of termination.”

5.
It is further agreed that Sections 6.3.1(i), 6.3.2(i), 6.4.1(i) and 6.4.2(i) are hereby amended to include the following language in the first sentence, respectively: “the Company shall pay to the Employee in a lump sum, within ten (10) business days after the termination of the Employee’s employment…”

6.
It is further agreed that Sections 6.3.1(ii), 6.3.2(ii), 6.4.1(ii) and 6.4.2(ii) are hereby amended to include the following language at the end of the sentence, respectively: “provided, however, that any benefits coverage provided by the Company that continues beyond the COBRA coverage period shall be administered in accordance with the Company’s ordinary payroll practices;”

7.	It is further agreed that Section 6.10 (as added by the 2006 Amendment) is hereby amended and restated in its entirety to read as follows:

“Compliance with Section 409A.   Subject to the provisions in this Section 6.10, any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Employee’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

(i)           It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)            If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iii)           If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

a.           Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b.           Each installment of the severance payments and benefits due under this Agreement that is not described in Section 6.10(iii)(a) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

(iv)            The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 6.10(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.”

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By execution of this letter, you hereby agree to the foregoing amendment of the Agreement and reaffirm your obligations under the Agreement.

Very truly yours,

Bottomline Technologies (de), Inc.

December 23, 2008	By:	/s/ Joseph L. Barry, Jr.
Joseph L. Barry, Jr.
Chairman of Compensation Committee

Accepted and Agreed:

December 23, 2008	By:	/s/ Robert A. Eberle
Robert A. Eberle